EXHIBIT 99.1

September 20, 2000

CONTACT: Stan Puckett, President                           FOR IMMEDIATE RELEASE
(423) 787-1227

Greene County Bank issued the following statement by Stan Puckett, President and CEO.

         "We are pleased to announce that we have signed an agreement with Wachovia Bank to purchase its Lee Highway branch bank in Abingdon, Virginia, as well as the Hot Springs, North Carolina branch bank. We also signed an agreement with Wachovia Bank to sell our Farragut, Tennessee branch.

         Once these transactions are completed, the branches will represent our initial entry into Virginia and North Carolina and will allow us to expand into other southwest Virginia and western North Carolina communities. We have been searching for the opportunity to branch into Virginia and North Carolina and we are very pleased with both of these situations. Abingdon is a dynamic, vibrant community with an excellent business climate. We look forward to being a part of this great town.

         Hot Springs, North Carolina is similar to other markets that we serve and we are excited to bring community banking to the individuals and businesses of Hot Springs and surrounding areas."

         These proposed branch purchases and the sale of the Farragut, Tennessee branch are subject to regulatory approval and other conditions and are expected to close in first quarter 2001.

         Greene County Bank is headquartered in Greeneville, Tennessee and is the largest community bank in Tennessee with 27 branch banks in twelve east Tennessee counties and $750 million in total assets.

         Contact Stan Puckett @ 423-787-1227 for additional information.